Exhibit 99.2
Prepared Remarks from Conference Call

                    SECOND QUARTER FY1999 EARNINGS RELEASE
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                            CONFERENCE CALL SCRIPT
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Introduction - Steve Gillispie
------------------------------

Good morning. This is Steve Gillispie, chairman, president and chief executive officer of Cadmus. I want to thank each of you for joining us this morning for a review of our results for the second quarter of fiscal 1999. Joining me for today's conference call are Bruce Thomas, senior vice president and chief financial officer, and Dave Bosher, vice president and treasurer. As is customary, we will begin this call with a review of the quarter's results by
Dave Bosher, followed by our regular question and answer session. Dave .....


Second Quarter Review - Dave Bosher
-----------------------------------

Thank you, Steve. Good morning everyone. Before I go through a more detailed review of our quarterly results, I'd like first to provide you an "executive summary" of our second quarter performance.

o first, net income rose 7% to $3.1 million, or $.39 per share, compared to $.36 per share in the same period last year;

o second, sales grew 13% in the second quarter to a record $108.8 million, driven by double-digit sales growth from our packaging/promotional and graphic solutions businesses, higher research journal sales and the inclusion of Germersheim's point-of-purchase operations;

o third, while operating margins declined slightly in the second quarter of fiscal 1999 to 6.8% of sales, operating income rose 10% to $7.4 million and EBITDA rose 8% to $12.0 million;

o fourth, we achieved free cash flow of $7.1 million in the second quarter compared to $4.7 million last year;

o        finally,  as we  anticipated,  operating  performance  was  impacted by
         softness  in  our  financial   communications  and  point  of  purchase
         businesses.

Those are the major highlights. Now let me give you a little more detailed review at the consolidated level.

As I stated, Cadmus' second quarter net income rose 7% to $3.1 million, or $.39 per share. Second quarter sales rose 13% to a record $108.8 million, compared to $96.0 million last year. Adjusted for the acquisition of Germersheim, internal sales growth was over 5% in the second quarter.

Gross margins declined to 19.8% of sales in the second quarter from 22.6% in the same period last year. This decline was primarily attributable to the two factors that we discussed in connection with our fiscal first quarter and that we said would impact our second quarter as well, namely: (i) the negative impact of lower financial transactional volume this year and (ii) higher costs and certain production inefficiencies associated with the integration of our POP businesses. As in our first quarter, this gross margin decline was offset by lower selling and administrative expenses, which declined to 12.9% of sales in this year's second quarter, down from 15.5% of sales last year. This decline was attributable to better leverage from our steady top-line growth, lower selling costs in our financial communications group, lower SG&A costs in our point-of-purchase operation resulting from the integration of those businesses, and lower expenses related to incentive compensation and discretionary benefits to reflect our somewhat softer than expected first half performance.

In summary, despite gross margin pressure in the second quarter, operating income rose 10% to $7.4 million while our operating margin dipped slightly to 6.8% of sales from 7.1% last year.

I would like now like to spend just a few minutes detailing the operating performances of our two business sectors.

First, in our Professional Communications sector, operating income rose sharply in the second quarter on a 3% growth in total sales. Operating margins also expanded nicely, the fourteenth consecutive quarter in which Professional Communications has recorded a year-over-year improvement in operating margins. This increase was attributable primarily to restructuring-related savings, solid internal growth in research journals, and continued productivity improvements from our production facilities. Journal services sales showed good growth of 4.0% in the quarter, while magazine sales were flat with last year.

In our Marketing Communications sector, internal sales growth was 9% in the quarter, despite the volume drag of continued weakness in the U.S. financial printing market. These higher sales resulted from impressive gains in (i) our packaging and promotional group, which recorded a 41% increase in sales, and
(ii) our graphic solutions group, which also recorded 37% sales growth. This sector's performance also was positively affected by continued improvement in the operating margins in our tactical marketing group. Despite lower gross billings, operating margins in the tactical marketing group improved dramatically in the second quarter compared to last year due to an improved business mix and lower operating and SG&A costs. Offsetting these improvements, as mentioned before, were significantly lower operating profits from our financial communications group, as a result of soft capital markets activity, and from our POP business, as a result of higher costs and production inefficiencies resulting from integration-related activities.

Fiscal 1999 Outlook - Dave Bosher
---------------------------------

Looking ahead to the third quarter and to the remainder of fiscal 1999, the story remains the same as before. We should be able to count on continued strong performances from our Professional Communications sector and from our packaging/promotional and graphic solutions groups. However, our earnings will be under continued pressure until there is a material rebound in transactional financial printing sales and until we complete the effective integration of our POP operations. In response to these earnings pressures, we have instituted aggressive and comprehensive cost containment programs across our businesses - programs that we believe will positively affect profitability throughout the second half of fiscal 1999.

I'd like now to turn the call back over to Steve for some final comments.

Steve....

Conclusion - Steve Gillispie
----------------------------

Thank you, Dave.

Like the rest of my colleagues, I am pleased at the results we have been able to achieve in spite of weak performance in two business units. We are particularly encouraged by the steady upward trend in operating income and margins from our Professional Communications sector, the strong volume gains in our promotional/packaging business, and the profitability improvement from our tactical marketing businesses.

However, as Dave has said, while we expect consistent quarterly improvement in our Financial and POP businesses, we believe we still have a few more months of work before they are fully back on track. Nevertheless, we are committed to resolving these challenges and achieving improved profitability in the second half of our fiscal year. In the meantime, we have taken aggressive action throughout Cadmus to reduce costs and to preserve and grow shareholder value.

As we demonstrated again this quarter, Cadmus is a strong company with a stable and diverse revenue base. In summary, we remain optimistic about the prospects and markets of our core strategic businesses and will continue to do what is required to sustain our momentum, to build on our strengths, and to exploit opportunities to strengthen our market position in selected niche businesses.

Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K which will be filed shortly with the SEC to which you should refer for additional details.

We thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have for us.